Exhibit 99.2

For Immediate Release

July 17, 2007

Leesport Financial Corp. Increases Shares Available for Repurchase Under Stock Repurchase Plan

Wyomissing, PA: The Board of Directors of Leesport Financial Corp. (NASDAQ:FLPB) has increased the number of shares remaining for repurchase under its stock repurchase plan, originally effective January 1, 2003, and extended May 20, 2004, to 150,000 shares.

The repurchase plan will apply to shares on the open market or in privately negotiated transactions.  Timing of purchases and the exact number of shares to be purchased will depend on market conditions.

President, and Chief Executive Officer Robert D. Davis, said that consistent with the company’s focus on increasing shareholder value, this repurchase plan was implemented to optimize the Company’s use of capital and to increase earnings per share.

“As we continue to focus on increasing shareholder value, this repurchase plan provides the ability to take advantage of opportunities, as they arise, to buy back our own shares as an indication of our belief that the shares have tremendous upside value potential,” said President and Chief Executive Officer Robert D. Davis.

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, trust services, and title insurance services throughout Berks, Southern Schuylkill, and Montgomery Counties.

Leesport Financial Corp.

Leesport Bank

•                  Madison Bank

•                  Philadelphia Financial Mortgage

•                  Madison Equipment Leasing

Essick & Barr LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  Madison Insurance Consultants

Madison Financial Advisors LLC

Leesport Realty Solutions LLC

Leesport Mortgage LLC

For additional
information, contact:

Edward C. Barrett
Chief Financial Officer
610.478.9922 x251
ebarrett@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.